Exhibit 4.1

Unless this certificate is presented by an authorized representative of Euroclear Bank, S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream” and, together with Euroclear, “Euroclear/Clearstream”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of The Bank of New York Depository (Nominees) Limited or in such other name as is requested by an authorized representative of Euroclear/Clearstream (and any payment is made to The Bank of New York Depository (Nominees) Limited or to such other entity as is requested by an authorized representative of Euroclear/Clearstream), any transfer, pledge, or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, The Bank of New York Depository (Nominees) Limited, has an interest herein.

This Security is a security in global form within the meaning of the Indenture hereinafter referred to and is registered in the name of a common depositary or a nominee thereof. This Security may not be exchanged in whole or in part for a security registered, and no transfer of this Security in whole or in part may be registered, in the name of any person other than such common depositary or a nominee thereof, except in the limited circumstances described in the Indenture.

No. R-1

€500,000,000

CUSIP NO. 039483BJ0

COMMON CODE 124949408

ISIN NO. XS1249494086

ARCHER-DANIELS-MIDLAND COMPANY

FLOATING RATE NOTE DUE 2019

ARCHER-DANIELS-MIDLAND COMPANY, a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture referred to herein), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, the registered Holder hereof, as nominee of The Bank of New York Mellon, London Branch, as common depositary for Euroclear and Clearstream, the principal sum of FIVE HUNDRED MILLION EURO (€500,000,000) on June 24, 2019 (the “Maturity Date”). Interest on this Security will accrue at a floating rate of three-month EURIBOR (as defined below) reset quarterly plus 0.50%, as determined by the calculation agent for the Securities of this series (the “Calculation Agent”), from June 24, 2015 until the principal hereof is paid or made available for payment, and will be paid quarterly on each March 24, June 24, September 24 and December 24 (each an “Interest Payment Date”), beginning on September 24, 2015. The interest rate for the initial Interest Period (from June 24, 2015, to but excluding the first Interest Reset Date) will be 0.486% per annum, as determined two TARGET System Days (as defined below) prior to June 24, 2015 by the Calculation Agent. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the 15th calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date or, if this Security is in global form, the close of business on the Business Day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding such Interest Payment Date; provided, however, that interest payable on the Maturity Date or any Redemption Date will be payable to the Person to whom principal shall be payable. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

If any Interest Payment Date (other than the Maturity Date or any earlier Redemption Date) falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next succeeding Business Day and interest will accrue to but excluding such Interest Payment Date, except that if such Business Day falls in the next succeeding calendar month, the applicable Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date or any earlier Redemption Date of the Securities of this series falls on a day that is not a Business Day, the payment of principal and interest otherwise payable on such date will be postponed to the next succeeding Business Day, and no interest on such payment will accrue on the payment so deferred from and after the Maturity Date or earlier Redemption Date, as applicable. The rights of holders of beneficial interests of Securities of this series to receive the payments of interest on such Securities are subject to the applicable procedures of Euroclear and Clearstream.

The interest rate on the Securities of this series will be reset quarterly on March 24, June 24, September 24 and December 24, beginning on September 24, 2015 (each an “Interest Reset Date”). However, if any Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date will be the next succeeding day that is a Business Day, except that if the next succeeding Business Day falls in the next succeeding calendar month, the applicable Interest Reset Date will be the immediately preceding Business Day.

After the initial interest period, the interest periods will be the periods from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date, except that the final Interest Period will be the period from and including the Interest Reset Date immediately preceding the Maturity Date (or any earlier Redemption Date) to but excluding the Maturity Date (or any earlier Redemption Date) (each an “Interest Period”). The interest rate per annum for the Securities of this series in any Interest Period will be equal to EURIBOR plus 50 basis points (0.50%) (the “Interest Rate”), as determined by the Calculation Agent. The Interest Rate in effect for the 15 calendar days prior to any Redemption Date earlier than the Maturity Date will be the Interest Rate in effect on the fifteenth day preceding such earlier Redemption Date.

EURIBOR will be determined by the Calculation Agent for each Interest Period on the second TARGET System Day prior to the first day of such Interest Period (the “Interest Determination Date”).

“EURIBOR,” with respect to any Interest Determination Date, will be the offered rate for deposits of euros having a maturity of three months that appears on “Reuters Page EURIBOR 01” at approximately 11:00 a.m., Brussels time, on such Interest Determination Date. If on an Interest Determination Date, such rate does not appear on the “Reuters Page EURIBOR 01” as of 11:00 a.m., Brussels time, or if “Reuters Page EURIBOR 01” is not available on such date, the Calculation Agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”

If no offered rate appears on “Reuters Page EURIBOR 01” or Bloomberg L.P.’s page “BBAM” on an Interest Determination Date, EURIBOR will be determined for such Interest Determination Date on the basis of the rates at approximately 11:00 a.m., Brussels time, on such Interest Determination Date at which deposits in euros are offered to prime banks in the euro-zone inter-bank market by the principal euro-zone office of each of four major banks in such market selected and identified by the Company (the “Reference Banks”), for a term of three months commencing on the applicable Interest Reset Date and in a principal amount of not less than €1,000,000 that is representative for a single transaction in euros in such market at such time. The Company will ensure the Calculation Agent is provided with the complete contact details of the relevant personnel at each of the Reference Banks or at each of the major banks referred to below that it will be required to contact in order to obtain the relevant Interest Rate. The Calculation Agent will request the principal euro-zone office of each of such banks to provide a written quotation of its rate. If at least two such quotations are provided in writing, EURIBOR for such Interest Period will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two such quotations are provided in writing, EURIBOR for such Interest Period will be the arithmetic mean (rounded upwards) of the rates quoted in writing at approximately 11:00 a.m., Brussels time, on such Interest Determination Date by three major banks in the euro-zone, selected and identified by the Company, for loans in euros to leading European banks, for a term of three months, commencing on the applicable Interest Reset Date and in a principal amount of not less than €1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected are not quoting as mentioned above, the then-existing EURIBOR rate will remain in effect for such Interest Period, or, if none, the Interest Rate will be the initial interest rate.

All percentages resulting from any calculation of the interest rate on the Securities of this series will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all euro amounts used in or resulting from such calculation on the Securities of this series will be rounded to the nearest cent, with one-half cent being rounded upward. Each calculation of the interest rate on the Securities of this series by the Calculation Agent will (in the absence of manifest error) be final and binding on the Holders of the Securities of this series, the Company and the Trustee.

Upon the request of any Holder of the Securities of this series, the Calculation Agent will provide the Interest Rate then in effect and, if determined, the Interest Rate that will become effective on the next Interest Reset Date.

The interest rate on the Securities of this series will in no event be lower than zero or higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Unless otherwise noted, “Business Day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in the City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Realtime Gross Settlement Express Transfer system (the “TARGET2 System”), or any successor thereto, operates. A “TARGET System Day” is any day in which the TARGET2 System, or any successor thereto, is open for business.

Payment of the principal of, and premium, if any, and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the City of London, England, which shall initially be the corporate trust office of The Bank of New York Mellon, London Branch (the “London Paying Agent”), located at One Canada Square, London E14 5AL; provided, however, that, at the option of the Company, all payments (including principal and interest) may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, subject to surrender of this Security in the case of payments of principal.

All payments on this Security will be payable in euro. If euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Securities of this series will be made in U.S. dollars until euro is again available to the Company or so used. The amount payable on any date in euro will be converted to U.S. dollars on the basis of the noon buying rate in the City of New York for cable transfers of euro as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York (the “Market Exchange Rate”) on the second business day before that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of this Security so made in U.S. dollars will not constitute an Event of Default under the Indenture. Neither the Trustee, the London Paying and nor the Calculation Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

“euro” and “€” mean the currency introduced at the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Union as amended from time to time.

This Security is a Security for purposes of the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the pages following the certificate of authentication hereon, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to below, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:	June 24, 2015	ARCHER-DANIELS-MIDLAND COMPANY

By
Its

[Seal]		Attest

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON as Trustee

By
Authorized Signatory

ARCHER-DANIELS-MIDLAND COMPANY

FLOATING RATE NOTE DUE 2019

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 16, 2012 (herein called the “Indenture”), between the Company and The Bank of New York Mellon (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the Securities of the series designated herein, limited in aggregate principal amount to €500,000,000; provided, however, that the Company, without notice to or the consent of the Holders, may issue additional Securities of this series and thereby increase such principal amount in the future, on the same terms and conditions (except for issue date and, if applicable, public offering price, the date from which interest accrues and the first Interest Payment Date) and with the same CUSIP Number, Common Code and ISIN Number as the Securities of this series.

All payments in respect of the Securities of this series will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company will pay to a Holder who is not a United States person (as defined below) such additional amounts on the Securities of this series as are necessary in order that the net payment of the principal of and interest on, such the Securities of this series to such Holder, after such withholding or deduction will not be less than the amount provided in the Securities of this series to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1) to any tax, assessment or other governmental charge that would not have been imposed but for the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States or having or having had a qualified business unit which has the United States dollar as its functional currency;

(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Securities of this series, the receipt of any payment or the enforcement of any rights thereunder) or being considered as having such relationship, including being or having been a citizen or resident of the United States;

(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations thereunder or any successor provision; or

(e) being a bank described in section 881(c)(3)(A) of the Code;

(2) to any Holder that is not the sole beneficial owner of the Securities of this series, or a portion of the Securities of this series, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Securities of this series, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or the London Paying Agent (as the case may be) from the payment;

(5) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7) to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Council Directive 2003/48/EC on the taxation of savings;

(8) to any tax, assessment or other governmental charge required to be withheld by the London Paying Agent from any payment of principal of, or premium, if any, or interest on such note, if such payment can be made without such withholding by at least one other paying agent;

(9) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of such note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(10) to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code, the Foreign Account Tax Compliance Act, and related Treasury regulations and pronouncements, or any successor provisions and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

(11) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).

The Securities of this series are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Securities of this series. Except as specifically provided, the Company will not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used in this Security, the term “United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof), and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, including an entity treated as a corporation for United States income tax purposes, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

If the Company is required to pay additional amounts with respect to the Securities of this series, the Company will notify the Trustee and London Paying Agent pursuant to an Officers’ Certificate that specifies the additional amounts payable and when the additional amounts are payable. If the Trustee and the London Paying Agent do not receive an Officers’ Certificate from the Company, the Trustee and the London Paying Agent may rely on the absence of such an Officers’ Certificate in assuming that no such additional amounts are payable.

This Security is subject to redemption prior to the Maturity Date if certain events (described below) occur involving United States taxation. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after June 24, 2015, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described above with respect to this Security, then the Company may at any time at its option, having given not less than 30 nor more than 60 days prior notice to the Holders of the Securities of this series, redeem, in whole, but not in part, this Security at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to but excluding the date fixed for redemption (a “Redemption Date”).

Other than as otherwise provided above, this Security may not be redeemed at the option of the Company.

This Security shall not be subject to any sinking fund.

If a change of control triggering event occurs, unless the Company has exercised its option to redeem this Security as described above, the Company will be required to make an offer (the “change of control offer”) to each Holder of the Securities of this series to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof (provided, that the unrepurchased portion of a Security must be in a minimum principal amount of €100,000)) of the Securities of this series held by such Holder on the terms set forth in this Security. In the change of control offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Securities of this series repurchased, plus accrued and unpaid interest, if any, thereon to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at the Company’s option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to the Holders of the Securities of this series describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such Securities on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, the Company will, to the extent lawful:

•	accept for payment all Securities of this series or portions thereof properly tendered pursuant to the change of control offer;

•	deposit with the London Paying Agent an amount equal to the change of control payment in respect of all Securities of this series or portions thereof properly tendered; and

•	deliver or cause to be delivered to the Trustee the Securities of this series properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities of this series or portions thereof being repurchased and that all conditions precedent provided for in the Indenture to the change of control offer and to the repurchase by the Company of Securities of this series pursuant to the change of control offer have been complied with.

The Company will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Securities of this series properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Securities of this series if there has occurred and is continuing on the change of control payment date an Event of Default, other than a default in the payment of the change of control payment upon a change of control triggering event.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities of this series as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the Securities of this series, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the change of control offer provisions of the Securities of this series by virtue of any such conflict.

For purposes of the change of control offer provisions of the Securities of this series, the following terms will be applicable:

“Change of control” means the occurrence of any of the following:

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its Subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s voting stock or other voting stock into which the Company’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

•	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the Indenture) (other than the Company or one of the Company’s Subsidiaries).

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2) either (A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that terms is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Fitch” means Fitch Ratings.

“Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc.

“Rating agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Securities of this series or fails to make a rating of such Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating event” means the rating on the Securities of this series is lowered by each of the rating agencies and such Securities are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the such Securities is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or the Company’s intention to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of “change of control triggering event”) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event). If any rating agency is not providing a rating of the Securities of this series on any day during the relevant period for any reason and the Company has not selected a replacement rating agency pursuant to the terms of this Security, the rating of such rating agency shall be deemed to be below an investment grade rating on such day and such rating agency will be deemed to have lowered its rating of the Securities of this series during the relevant period.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

As provided in the Indenture, defeasance may occur at any time of (a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each or all series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of or premium, if any, or interest on this Security on or after the respective due dates expressed or provided for herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Security at the times, places, and rates, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender for registration of transfer at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in global or definitive registered form, without coupons, in denominations of €100,000 or any integral multiple of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth and to the limitations described below, if applicable, Securities of this series are exchangeable at said office or agency of the Company for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

This Security, if in global form, is exchangeable for Securities of this series in definitive certificated form only if (1) the Company has been notified that both Clearstream and Euroclear have been closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available; (2) the Company, at its option, has notified the Trustee in writing that the Company elects to cause the issuance of Securities of this series in certificated form; or (3) an Event of Default, or an event which with the passage of time or the giving of notice or both would become an Event of Default, with respect to the Securities represented hereby has occurred and is continuing, provided that the certificated Securities so issued in exchange for this permanent global Security shall be in denominations of €100,000 or any integral multiple of €1,000 in excess thereof and be of like aggregate principal amount and tenor as the portion of this permanent global Security to be exchanged. Except as provided above, owners of beneficial interests in this permanent global Security will not be entitled to receive physical delivery of Securities in definitive certificated form and will not be considered the Holders thereof for any purpose under the Indenture.

Any Security in global form that is exchangeable pursuant to the preceding paragraph shall be exchangeable for Securities of this series in definitive registered form registered in such names as the depositary shall direct.

Neither the Company, the Trustee nor any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Security in global form or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to the due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes (subject to the provisions of the Indenture), whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common
TEN ENT	-	as tenants by the entireties
JT TEN	-	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT	-		Custodian
		(Cust)		(Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

Please Insert Social Security or

Other Identifying Number of Assignee

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing                      attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:
Signature

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.